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                                                                    EXHIBIT 99.1

(INSITUFORM-TECH) (INSU) Insituform Technologies, Inc. Elects Vossman Chief Operating Officer; Names Frost to Head Tunneling Operation

         Chesterfield, MO - May 3, 2005 - Insituform Technologies, Inc. (Nasdaq National Market: INSU) announced the election of Thomas E. Vossman as senior vice president and chief operating officer, replacing Thomas W. Vaughn, who resigned. In addition, the Company named Bruce A. Frost president of Affholder, Inc., the Company's tunneling subsidiary.

         Thomas S. Rooney, Jr., president and chief executive officer of Insituform, emphasized, "These two appointments significantly strengthen the leadership of our management team. Tom Vossman's background includes several years in the contracting field, with a focus on operational integration and sales growth, two of Insituform's priorities. In addition, his track record includes consistently hitting or exceeding budget targets."

         Rooney continued, "Bruce Frost's construction background and managerial skills should accelerate the turnaround of our tunneling business, which is headed in the right direction. Although Affholder has had earnings disappointments recently, it has a talented field management team that should benefit from Bruce's leadership."

         Vossman, 42, joined Insituform in January of this year as vice president for the Southwest region of the rehabilitation business. From March 2004 - December 2004, Mr. Vossman served as a consultant to the contracting industry. Prior thereto, Mr. Vossman served as senior vice president of American Residential Services, managing 19 contracting operations, and in various positions of increasing authority at Encompass Services Corporation, a consolidator of commercial/industrial/residential mechanical contracting companies, most recently as regional president, residential division, managing 12 operating locations across the Eastern United States.

         Frost, 55, formerly chief executive officer of Fru-Con Construction, an engineering, construction and development company, has been providing consulting services to Affholder for the past four months.

         Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

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         This news release contains forward-thinking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could affect results include, among others, the competitive environment for the Company's products and services, the availability of raw materials used in the Insituform (R) cured-in-place ("Insituform CIPP") process, increased competition upon expiration of the Company's patents or the inadequacy of one or more of its CIPP process patents to protect its operations, the geographical distribution and mix of the Company's work, the ability of the Company to attract business at acceptable margins, foreseeable and unforeseeable issues in projects that make it difficult or impossible to meet projected margins, the timely award or cancellation of projects, political circumstances impeding the progress of work, the Company's ability to remain in compliance with its financial covenants, the regulatory environment, the outcome of the Company's pending litigation and other factors set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.


CONTACT:  Insituform Technologies, Inc.
          Christian G. Farman, Senior Vice President and CFO
          (636) 530-8000